SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 12, 2010

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 12, 2010, DuPont Fabros Technology, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with KeyBanc Capital Markets Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to offer and sell 12,000,000 of its shares of common stock, par value $0.001 per share. Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,800,000 shares of the Company’s common stock to cover overallotments, and on May 13, 2010, the Underwriters exercised the overallotment option in full. The shares of common stock were offered to the public at a price of $23.00 per share. The shares of common stock were offered to the Underwriters at a price of $22.08 per share. The closing of this offering is expected to occur on or about May 18, 2010, subject to certain customary closing conditions. The Company estimates that the net proceeds from this offering, before offering expenses, will be approximately $304.7 million, which includes the proceeds received as a result of the full exercise of the overallotment option by the Underwriters.

The Company intends to use the net proceeds from this offering plus borrowings under its revolving credit facility and a portion of its cash and cash equivalents balance as of March 31, 2010 to complete development of the first phase of its data center facility in Santa Clara, California known as SC1, and to completely develop the first phase of its data center facility in Northern Virginia known as ACC6.

The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Some of the Underwriters and their affiliates have engaged in investment banking and other commercial dealings in the ordinary course of business with the Company and may therefore have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive in connection with the offering. An affiliate of KeyBanc Capital Markets Inc. acted as agent, and KeyBanc Capital Markets Inc. acted as sole lead arranger and sole book manager, for the Company’s ACC4 term loan, and affiliates of KeyBanc Capital Markets Inc., Raymond James & Associates, Inc. and TD Securities (USA) LLC, are members of the lending syndicate for the Company’s ACC4 term loan. An affiliate of TD Securities (USA) LLC acted as agent, and TD Securities (USA) LLC acted as sole lead arranger and sole book manager, for the Company’s ACC5 term loan, and affiliates of Jefferies & Company, Inc., Macquarie Capital (USA) Inc., RBC Capital Markets Corporation and TD Securities (USA) LLC, are members of the lending syndicate for the Company’s ACC5 term loan. In addition, an affiliate of KeyBanc Capital Markets Inc. acted as agent, and KeyBanc Capital Markets Inc. acted as sole lead arranger and sole book manager, for the Company’s unsecured revolving credit facility, and affiliates of KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets Corporation, are members of the lending syndicate for the Company’s unsecured revolving credit facility.

A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated May 12, 2010, by and among the Company and KeyBanc Capital Markets Inc. and Raymond James & Associates, Inc., as representatives of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Shares

8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

May 17, 2010	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated May 12, 2010, by and among the Company and KeyBanc Capital Markets Inc. and Raymond James & Associates, Inc., as representatives of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Shares

8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)